Exhibit 99.1

CoBiz Financial Reports Third Quarter 2008 Results

Announces successful completion of $20.4 million capital raise

Denver — CoBiz Financial Inc. (Nasdaq: COBZ), a financial services company with $2.6 billion in assets, reported third quarter 2008 diluted earnings per share (EPS) of $0.18, consistent with the second quarter of 2008 and $0.25 diluted EPS a year ago. Net income was $4.2 million in the second and third quarters of 2008 vs. $6.0 million for the third quarter of 2007. For the nine months ended September 30, 2008, net income was $9.9 million vs. $17.6 million for the comparable period in 2007.

Financial Performance – Third Quarter 2008

•                  Net income of $4.2 million, or $0.18 per diluted share, unchanged from the second quarter of 2008 (linked-quarter).

•                  Commercial banking improved $0.03 per diluted share, however, the Investment Banking segment’s contribution decreased by $0.05 per diluted share on a linked quarter basis.

•                  Stable net interest margin on a linked-quarter basis: 4.13% in third quarter of 2008 vs. 4.11% in the second quarter.

•                  Noninterest income as a percentage of operating revenues was 27.9% for the third quarter.

•                  Quarterly loan growth of $40.5 million or 8.2% annualized; year over year loan growth of $253.4 million, or 14.5%.

•                  Deposits and customer repurchase agreements (Customer Repo) increased by $93.9 million from the second quarter and $11.5 million from September 2007.

•                  Provision for loan and credit losses of $5.4 million (pre-tax) for the current quarter, as compared to $5.6 million for the second quarter of 2008, and $1.4 million for the third quarter of 2007.

•                  Net loan charge-offs of $3.4 million for the third quarter, or 0.17% of average loans for the quarter; net charge-offs for the nine months ended September 30, 2008 totaled $8.7 million, or 0.45% of year-to-date average loans.

•                  Nonperforming assets to total assets at 1.19%.

•                  Allowance for loan and credit losses (Allowance) increased to 1.40% of total loans as compared to 1.32% as of June 30, 2008 and 1.10% as of September 30, 2007.

•                  Third quarter results include a $0.8 million pre-tax loss on the sale of OREO that occurred subsequent to quarter-end, or $0.02 per diluted share.

•                  The Company recognized a $0.3 million pre-tax OTTI loss on Fannie Mae preferred stock, or $0.01 per diluted share.

•                  Issuance of $20.4 million of privately placed subordinated debentures.

“I remain encouraged by the fundamentals of our earnings during this time of national and international economic uncertainty,” said Chairman and CEO Steve Bangert. “We continue to see growth in our loan portfolio and maintain a very stable and healthy net interest margin. However, because of the economic environment, we have maintained a prudent Allowance to Total Loans coverage that has increased to 1.40% from 1.10% to reflect our current portfolio. I expect to exit the current credit cycle in a position of strength, and look forward to the earnings momentum we will gain when our credit costs return to a more normalized level.”

“During the third quarter, we announced the successful completion of $20.4 million of privately placed subordinated debentures. I believe our ability to raise additional capital during a very difficult climate for the industry is a testament to the franchise,” said Bangert. “The capital raised will allow us to pursue future growth opportunities and emerge through these turbulent times a stronger institution.”

Loans

Loans (for Colorado Business Bank and Arizona Business Bank, collectively, the Bank) ended the period just over $2.0 billion, an increase of $253.4 million, or 14.5%, over the same period in 2007. As expected, loan growth tempered during the third quarter of 2008 with a net increase of $40.5 million, or 8.2% annualized, as compared to a very strong second quarter that had net growth of $85.9 million, or 18.4% annualized. Most of the growth came from Term Commercial Mortgages. The majority of the growth in Term Commercial Mortgages relates to owner-occupied buildings closely tied to our C&I portfolio. Construction loans were down for the period, and continue to be reduced as a percentage of the total portfolio, accounting for 15.5% of net loans as of September 30, 2008 vs. 17.3% a year earlier.

Deposits and Customer Repo Balances

Deposit and Customer Repo balances ended the period at $1.9 billion, an increase of $11.5 million from the same period in 2007. On a linked-quarter basis, Deposit and Customer Repo balances increased by $93.9 million. The majority of the change is attributed to an increased utilization of brokered deposits in the Bank’s funding mix, as the Bank shifted out of FHLB advances and Fed Funds Purchased. Brokered deposits totaled $122.1 million as of September 30, 2008, vs. $21.5 million as of June 30, 2008. Brokered funding represented 7.03% of total deposits as of the current quarter, but was only 1.30% as of the second quarter of 2008. Brokered funding was 7.58% of total deposits a year earlier.

This past quarter has been particularly challenging in terms of deposit generation. As a business bank, the vast majority of our depositors maintain balances well in excess of the FDIC insurance limits. The recent market turmoil has created a “flight to quality” mindset whereby customers are more concerned with perceived safety than rates earned on their investments. As a result, the Bank has migrated a significant portion of its core deposits from Money Market and NOW accounts into certificates of deposits (CDs) offered through the Certificate of Deposit Account Registry Service ® (CDARS) program.

The CDARS program is designed to provide full FDIC insurance on deposit amounts larger than the stated minimum by exchanging or reciprocating larger depository relationships with other member banks. Our depositors’ funds are broken into smaller amounts and placed with other banks that are members of the network. Each member bank issues CDs in amounts under $100,000, so the entire deposit is eligible for FDIC insurance. CDARS are technically brokered deposits; however, the Company considers the reciprocal deposits placed through the CDARS program as core funding and does not report the balances as brokered sources in its internal or external financial reports. As of September 30, 2008, the Bank had $126.0 million of reciprocal CDARS deposits outstanding. In exchange for the protection of principal offered by the CDARS program, the Bank is able to pay a much lower interest rate on the depositors’ funds. Yields paid on CDs less than $100,000 have decreased by more than 80 basis points from the second quarter, helping to stabilize our net interest margin.

Allowance for Loan and Credit Losses and Credit Quality

Total nonperforming assets (NPAs) increased to $30.9 million at September 30, 2008, from $22.8 million at June 30, 2008. NPAs to total assets remains under peer group averages at 1.19% as of the current quarter. Nonperforming loans (NPLs) were $23.9 million as of September 30, 2008, or 1.19% of total loans. Included in our NPAs as of quarter end were four foreclosed properties (OREO) totaling $7.0 million, one of which was sold for a $0.8 million loss subsequent to quarter end, however, the loss was fully recognized in the third quarter. The remaining three properties, all located in Phoenix, have a carrying value of $5.2 million.

Our Arizona bank’s NPLs were $12.9 million, or 1.76% of its total loans as of September 30, 2008. The majority of Arizona’s problem loans continue to be concentrated within its Land Acquisition and Development (A&D) portfolio.

Approximately 63% of our total loans are within Colorado. Although that portfolio has seen modest deterioration, it continues to perform well overall. Colorado’s NPLs totaled $11.0 million at the end of the current quarter or 0.87% of its total loans. Over one-third of Colorado’s NPLs are attributed to a single credit – which was also included in our first and second quarter NPLs.

During the third quarter of 2008, we recorded a $5.4 million loan and credit loss provision, as compared to $5.6 million for the second quarter of 2008, and $1.4 million for the third quarter of 2007. The Company charged-off (net of recoveries) $3.4 million in loans during the third quarter of 2008, and $8.7 million for the nine months of 2008. For the year, the Company has provided $7.3 million more in provision for loan and credit losses than it has charged-off. As a result, the Allowance has increased to $28.0 million as of September 30, 2008, from $20.6 million as of December 31, 2007. The Company’s Allowance to total loans increased to 1.40% as of September 30, 2008 from 1.32% as of June 30, 2008 and 1.12% December 31, 2007. The Allowance is at 117.0% of NPLs as of the end of the third quarter of 2008.

Shareholders’ Equity and Regulatory Capital

As of the end of the third quarter, total Shareholders’ Equity was $194.5 million, or $8.33 per share. The Company’s total tangible equity was $142.9 million, and its tangible equity to tangible asset ratio was 5.59%.

Total Risk-Based Capital for the consolidated company increased by $25.0 million during the third quarter and by 178 basis points. The majority of the increase is attributed to the $20.4 million private offering of subordinated debt raised in the third quarter that qualifies as Tier II capital. In addition, the Company continues to have good internal capital generation to support its operations and common dividend program. The Company’s Board of Directors reaffirmed its quarterly common stock dividend, currently at $0.07 per share.

As of September 30, 2008, the Bank was well-capitalized with an expected Tier 1 Capital ratio of 10.61%, and Total Capital ratio of 11.86%. The minimum ratios to be considered well-capitalized under the risk-based capital standards are 6% and 10%, respectively. At the holding company level, the Company’s Tier 1 Capital ratio as of September 30, 2008, is expected to be 9.75%, and its Total Capital ratio 12.13%.

In light of the national financial crisis and the enactment of the Emergency Economic Stabilization Act of 2008, U.S. government agencies are taking various actions in an attempt to enhance financial stability. These include the U.S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program, which offers to all U.S. banking organizations the opportunity to issue and sell preferred stock, along with warrants to purchase common stock, to the U.S. Treasury on what may be considered attractive terms. In addition, the FDIC has initiated the Temporary Liquidity Guarantee Program that will provide a 100 percent guarantee for a limited period of time to noninterest bearing transaction deposits. Coverage under the Temporary Liquidity Guarantee Program is available for 30 days without charge and thereafter at a cost of 10 basis points per annum for noninterest bearing transaction deposits. Although the Company’s capital ratios remain well above the minimum levels required for well capitalized status and have not been adversely affected in any significant respect by the national financial crisis, we are assessing our participation in both programs but have not yet made a definitive decision as to whether we will participate.

Net Interest Income & Margin

Net interest income on a tax equivalent basis for the third quarter of 2008 increased to $24.4 million from $23.7 million for the second quarter of 2008, a 13.2% annualized increase. Net interest income on a tax equivalent basis was $22.4 million for the third quarter of 2007. During the third quarter, our net interest margin remained relatively steady at 4.13% vs. 4.11% as of the second quarter.

Average earning asset balances grew by $37.6 million on a linked-quarter basis, mainly due to $35.4 million in average loan growth. The net increase in earning assets was primarily funded by an increase in average other short-term borrowings of $54.2 million. Average noninterest-bearing demand deposits were down $6.9 million from the prior linked quarter. Yields on average earning assets decreased 8 basis points (0.08%) from the second quarter of 2008 to the third quarter of 2008, while rates paid on average interest-bearing liabilities decreased 16 basis points (0.16%). Deposit generation through the end of the third quarter remained a challenge as funds migrated to the safety of US Treasuries and to larger, national banks perceived as “too big to fail.” As a defensive measure, the Company transferred client balances from Money Market and NOW accounts into CDARS. The result was a reduction in the cost of our interest-bearing deposits as the Company sets rates on its CDARS product generally slightly above that of a risk-free instrument.

Noninterest Income

Noninterest income improved significantly for the first nine months of 2008 to $28.4 million, from $20.0 million for the same period in 2007, an increase of 42.0%. Operating results for 2008 include noninterest income of $4.8 million from the Company’s two recent acquisitions: Wagner Investment Management, Inc. (Wagner) and Bernard Dietrich & Associates (renamed CoBiz Insurance-AZ). The transactions were completed on December 31, 2007 and January 2, 2008, respectively. Accordingly, their operating results are included in our 2008 totals, but not in any prior periods reported. As a percentage of total operating revenue, noninterest income was 28.9% for the nine months ended September 30, 2008 vs. 23.5% for the prior year period.

On a linked-quarter basis, noninterest income decreased by $2.2 million to $9.4 million in the third quarter from $11.6 million in the second quarter of 2008. The majority of the decrease was related to the Investment Banking segment.

Insurance

Insurance revenues were $3.7 million in the third quarter down from $4.2 million in the second quarter of 2008, and $2.1 million in the third quarter of 2007. Year-to-date, insurance revenues totaled $11.5 million vs. $7.2 million for the prior year period. For the first half of the year, CoBiz ranked first among bank holding companies in our asset class — assets less than $5 billion — in terms of insurance revenues. The Company ranked 20th among all U.S. financial institutions.

•                  The segment was positively affected by the addition of CoBiz Insurance-AZ, which contributed $3.3 million in revenue during 2008.

•                  CoBiz Insurance-CO generated $1.7 million in year-to-date revenue thus far, a 5.6% improvement over 2007. Revenue growth for the division continues to be difficult as premiums in the P&C marketplace continue to be very soft – with average commissions decreasing by 10-15% from the prior year.

•                  The Group Employee Benefits area continues to see steady revenue growth, and has improved revenues year-to-date by 8.6% over the same period in 2007 to $2.8 million.

•                  Revenue for the wealth transfer division increased by 26.5% in 2008 over the first nine months of 2007. Revenues from the division are transactional in nature, as estate planning goals are primarily achieved through the placement of life insurance. In 2007, the wealth transfer division had a disappointing year as several large cases did not close as a result of medical underwriting issues. However, based on the number and quality of cases currently in underwriting, Management expects the division’s full year 2008 results to significantly improve over its 2007 results.

Investment Banking

Investment banking revenues were $1.1 million for the third quarter, as compared to $3.2 million in the second quarter of 2008. Year-to-date, Investment Banking recognized $4.6 million in revenues vs. $4.4 million for the same period in 2007. The segment contributed $0.04 per diluted share in the second quarter of 2008, as compared to a net loss of $0.01 for the third quarter. Year-to-date, the segment earnings per share are $0.01.

The segment continues to have a diversified backlog of engaged transactions, however, a greater number of engaged deals are being placed on hold. Deal activity has moderated due to global economic slowdown and inflationary pressures that continue to strain financial performance of cyclical middle-market businesses. This combination of events may delay exits as business owners focus on their operations and wait for valuations to improve. As a consequence, Management remains cautious on the segment’s outlook for the next six to nine months.

Investment Advisory & Trust

The segment’s revenues were $1.5 million in the third quarter, 25.0% greater than the third quarter of 2007, but down $0.2 million from the second quarter of 2008. For the nine months ended September 30, 2008, the segment’s revenues were $4.9 million, as compared to $3.6 million for the nine months ended September 30, 2007. The Company closed the acquisition of Wagner as of December 31, 2007. The Wagner acquisition had no impact on the Company’s results of operation for 2007 but year-to-date has contributed $1.5 million in revenues to the segment in 2008.

Discretionary Assets under Management (AUM) were $833.5 million as of September 30, 2008. Total AUM, including custody and advisory assets, were $1.5 billion (including a very significant advisory client base on which we receive an hourly consulting fee, as opposed to a basis-point-fee on AUM).

In general, a decline in the broader equity market has negatively impacted the segment’s AUM levels. Existing discretionary assets have decreased due to negative equity returns and attracting new assets is proving to be difficult given general market conditions. Continued pressure on AUM levels continue to adversely impact revenue growth. The segment had a net operating loss of $0.1 million (pre-tax earnings before parent company management fees and allocations) for 2008 vs. a positive contribution of $0.3 million for the same period in 2007.

Deposit Service Charges

Deposit service charges are up 29.7% from the prior-year quarter, mainly due to treasury management analysis fees. Year-to-date, deposit service charges have increased by 32.3%. We provide customers with the option of paying for treasury management services in cash or by maintaining additional noninterest-bearing account balances. The earnings credit rate applied to analysis balances has decreased as general interest rates have declined. As a result, we are collecting more of our fees in the form of “hard-dollar” cash, vs. “soft-dollar” compensating balances.

Other Income

Other income is comprised of increases in the cash surrender value of BOLI, earnings on equity method investments, merchant charges, bankcard fees, wire transfer fees, foreign exchange fees, safe deposit income and fees collected in conjunction with our customer hedge program. Other income was $1.8 million during the third quarter of 2008, an increase of $0.7 million over the second quarter of 2008 and $1.1 million over the comparable period in 2007. The increase was mainly attributed to earnings on equity method investments and the sale of interest-rate swaps to our customers.

Operating Expenses

Noninterest expenses for the first nine months of 2008 were $66.1 million, as compared to $54.7 million for the same period in 2007. Our 2008 noninterest expenses were affected by the acquisitions of Wagner and CoBiz Insurance-AZ. Combined, they added $1.3 million in operating expenses for the current quarter, and $4.3 million for the first nine months of 2008. Without Wagner and CoBiz Insurance-AZ, year-to-date noninterest expense increased 13.1% in 2008 over 2007.

Operating expenses totaled $21.7 million for the third quarter of 2008, a decrease of $0.8 million, or 3.4%, from the second quarter of 2008. Contributing to the linked-quarter decrease were:

•                  An net decrease in total salaries and benefits of $2.3 million:

•                  Fixed compensation components were down $0.2 million;

•                  Variable compensation expense was down $2.0 million due to the weaker commissionable income recognized in the quarter and lower accruals for discretionary management bonuses;

•                  Marketing related costs, primarily charitable donations, were down $0.2 million from the prior quarter.

These positive variances were off set by the following increases in noninterest expense during the period:

•                  Due to a reversal of provision for off-balance sheet credit losses in the second quarter, net off-balance sheet credit costs were up by $0.3 million;

•                  The third quarter includes an Other Than Temporary Impairment charge of $0.3 million on FNMA preferred securities;

•                  A $0.8 million loss was recognized on the disposal of an Arizona OREO property. In addition, the Company recorded nearly $0.3 million more in OREO and loan work-out expenses.

For the third quarter of 2008, our efficiency ratio improved to 61.3% from 64.1% from the second quarter of 2008. On a year-to-date basis, our efficiency ratio was 66.2%, an increase from 63.8% reported for the same period in 2007.

Economic Conditions

The economic situation for the company’s operations continues to be a disparate “tale of two cities.”  The Denver metropolitan area posted positive year-over-year job growth of 1.9%, placing it in the top 10 nationally. Office and industrial vacancy rates remain stable with a positive absorption of 75,000 square feet (sq. ft.) of office space in the third quarter. Colorado is still viewed as a safe place to invest, with a number of companies continuing to relocate to or expand in the state.

The Phoenix metropolitan area, conversely, continues to struggle with year-over-year negative job growth of 1.9%, which was the second-highest in the nation. Negative job growth has been forecast for the rest of 2008 and all of 2009. Predictably, office and industrial vacancy rates are up 4.2% and 4.5%, respectively, year over year. It is expected that this year’s absorption of office space in Phoenix will be the lowest since 2002.

Earnings Conference Call

In conjunction with this release, you are invited to listen to the Company’s conference call on Friday, October 24, 2008 at 11:00 am ET with Steve Bangert, CoBiz chairman and CEO. The call can be accessed via the Internet at  http://www.videonewswire.com/event.asp?id=51621 or by telephone at 877.493.9121, (conference ID #65871999).

Explanation of the Company’s Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where Management believes it to be helpful in understanding our results of operations. We believe these measures provide important supplemental information to investors. However, you should not rely on non-GAAP financial measures alone as measures of our performance.

Contact Information

CoBiz Financial Inc.

Lyne Andrich 303.312.3458

Sue Hermann 303.312.3488

About CoBiz Financial

CoBiz Financial Inc. (www.cobizfinancial.com) is a $2.6 billion financial holding company headquartered in Denver. The Company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Trust; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through CoBiz Trust, Alexander Capital Management Group and Wagner Investment Management, Inc.; and employee and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Forward-looking Information

This release contains forward-looking statements that describe CoBiz’s future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would”, “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•                  Risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent 10-K.

•                  Competitive pressures among depository and other financial institutions nationally and in our market areas may increase significantly.

•                  Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

•                  Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses.

•                  Our inability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

•                  Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

•                  The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

•                  Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

•                  Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•                  Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers’ businesses.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this release. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CoBiz Financial Inc.

September 30, 2008

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share amounts)	2008	2007	2008	2007
INCOME STATEMENT DATA
Interest income	$36,052	$39,703	$109,088	$114,346
Interest expense	11,814	17,413	39,376	49,336
NET INTEREST INCOME BEFORE PROVISION	24,238	22,290	69,712	65,010
Provision for loan losses	5,335	1,430	16,352	2,467
NET INTEREST INCOME AFTER PROVISION	18,903	20,860	53,360	62,543
Noninterest income	9,385	7,024	28,378	19,981
Noninterest expense	21,703	18,273	66,085	54,663
INCOME BEFORE INCOME TAXES	6,585	9,611	15,653	27,861
Provision for income taxes	2,422	3,604	5,712	10,311
NET INCOME	$4,163	$6,007	$9,941	$17,550

EARNINGS PER COMMON SHARE
BASIC	$0.18	$0.25	$0.43	$0.74
DILUTED	$0.18	$0.25	$0.43	$0.72
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
BASIC	23,104	23,664	23,063	23,711
DILUTED	23,232	24,150	23,240	24,286

COMMON SHARES OUTSTANDING AT PERIOD END (in thousands)			23,361	23,398
BOOK VALUE PER COMMON SHARE			$8.33	$8.21

PERIOD END BALANCES
Total Assets			$2,606,107	$2,277,123
Loans (net)			1,973,982	1,729,750
Goodwill and Intangible Assets			51,658	42,064
Deposits			1,737,262	1,659,031
Subordinated Debentures			92,550	72,166
Common Shareholders’ Equity			194,523	192,024
Interest-Earning Assets			2,399,121	2,117,678
Interest-Bearing Liabilities			1,951,678	1,609,631

BALANCE SHEET AVERAGES
Average Assets			$2,483,357	$2,181,822
Average Loans (net)			1,893,407	1,602,710
Average Deposits			1,754,675	1,511,461
Average Subordinated Debentures			74,742	72,166
Average Common Shareholders’ Equity			194,890	189,446
Average Interest-Earning Assets			2,296,221	2,027,071
Average Interest-Bearing Liabilities			1,838,793	1,538,854

CoBiz Financial Inc.

September 30, 2008

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2007	2008	2007
PROFITABILITY MEASURES
Net Interest Margin	4.13%	4.26%	4.09%	4.32%
Efficiency Ratio	61.28%	61.77%	66.19%	63.82%
Return on Average Assets	0.65%	1.06%	0.54%	1.08%
Return on Average Common Shareholders’ Equity	8.49%	12.29%	6.81%	12.39%
Noninterest Income as a Percentage of Operating Revenues	27.91%	23.96%	28.93%	23.51%

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and accruing interest			$1,650	$844
Nonaccrual loans			22,254	719
Total nonperforming loans			$23,904	$1,563
Repossessed Assets			7,008	447
Total nonperforming assets			$30,912	$2,010

Charge-offs			(8,820)	(1,803)
Recoveries			127	48
Net Charge-offs			$(8,693)	$(1,755)

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets			1.19%	0.09%
Nonperforming Loans to Total Loans			1.19%	0.09%
Nonperforming Loans and OREO to Total Loans and OREO			1.54%	0.11%
Allowance for Loan and Credit Losses to Total Loans			1.40%	1.10%
Allowance for Loan and Credit Losses to Nonperforming Loans			116.98%	1225.85%

CoBiz Financial Inc.

September 30, 2008

(unaudited)

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands, except per share amounts)	Banking	Services	and Trust	Insurance	Other	Consolidated
Net interest income
Quarter ended September 30, 2008	$25,516	$11	$—	$(2)	$(1,287)	$24,238
Quarter ended June 30, 2008	24,606	12	(4)	(2)	(1,116)	23,496
Annualized quarterly growth	14.7%	(33.2)%	397.8%	.0%	(61.0)%	12.6%

Quarter ended September 30, 2007	$23,680	$34	$—	$1	$(1,425)	$22,290
Annual growth	7.8%	(67.6)%	.0%	(300.0)%	9.7%	8.7%

Noninterest income
Quarter ended September 30, 2008	$3,048	$1,062	$1,517	$3,743	$15	$9,385
Quarter ended June 30, 2008	2,502	3,196	1,739	4,153	(20)	11,570
Annualized quarterly growth	86.8%	(265.6)%	(50.8)%	(39.3)%	696.2%	(75.1)%

Quarter ended September 30, 2007	$1,662	$2,059	$1,214	$2,089	$—	$7,024
Annual growth	83.4%	(48.4)%	25.0%	79.2%	100.0%	33.6%

Net income
Quarter ended September 30, 2008	$5,292	$(235)	$(140)	$25	$(779)	$4,163
Quarter ended June 30, 2008	4,659	901	(79)	83	(1,381)	4,183
Annualized quarterly growth	54.1%	(501.6)%	(307.2)%	(278.0)%	173.4%	(1.9)%

Quarter ended September 30, 2007	$7,272	$351	$12	$(219)	$(1,409)	$6,007
Annual growth	(27.2)%	(167.0)%	(1,266.7)%	111.4%	44.7%	(30.7)%

Earnings per share (diluted)
Quarter ended September 30, 2008	$0.23	$(0.01)	$(0.01)	$—	$(0.03)	$0.18
Quarter ended June 30, 2008	0.20	0.04	(0.00)	0.00	(0.06)	0.18
Annualized quarterly growth	57.9%	(500.3)%	(770.8)%	(397.8)%	197.3%	(.6)%

Quarter ended September 30, 2007	$0.30	$0.01	$—	$(0.01)	$(0.05)	$0.25
Annual growth	(23.3)%	(200.0)%	(100.0)%	100.0%	40.0%	(28.0)%

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands)	Banking	Services	and Trust	Insurance	Other	Consolidated
Total loans
At September 30, 2008						$2,001,685
At June 30, 2008						1,961,177
Annualized quarterly growth						8.2%

At September 30, 2007						$1,748,333
Annual growth						14.5%

Total deposits and customer repurchase agreements
At September 30, 2008						$1,877,526
At June 30, 2008						1,783,650
Annualized quarterly growth						20.9%

At September 30, 2007						$1,866,004
Annual growth						.6%

CoBiz Financial Inc.

September 30, 2008

(unaudited)

Three Months Ended September 30, 2008

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
(in thousands)	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$36,012	$11	$—	$—	$29	$36,052
Total interest expense	10,496	—	—	2	1,316	11,814
Net interest income	25,516	11	—	(2)	(1,287)	24,238
Provision for loan losses	5,335	—	—	—	—	5,335
Net interest income after provision	20,181	11	—	(2)	(1,287)	18,903
Noninterest income	3,048	1,062	1,517	3,743	15	9,385
Noninterest expense	8,485	1,369	1,570	3,488	6,791	21,703
Income before income taxes	14,744	(296)	(53)	253	(8,063)	6,585
Provision for income taxes	5,680	(102)	7	127	(3,290)	2,422
Net income before management fees and overhead allocations	$9,064	$(194)	$(60)	$126	$(4,773)	$4,163
Management fees and overhead allocations, net of tax	3,772	41	80	101	(3,994)	—
Net income	$5,292	$(235)	$(140)	$25	$(779)	$4,163

Three Months Ended June 30, 2008

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$35,597	$12	$—	$—	$30	$35,639
Total interest expense	10,991	—	4	2	1,146	12,143
Net interest income	24,606	12	(4)	(2)	(1,116)	23,496
Provision for loan losses	5,986	—	—	—	—	5,986
Net interest income after provision	18,620	12	(4)	(2)	(1,116)	17,510
Noninterest income	2,502	3,196	1,739	4,153	(20)	11,570
Noninterest expense	7,546	1,679	1,703	3,839	7,710	22,477
Income before income taxes	13,576	1,529	32	312	(8,846)	6,603
Provision for income taxes	5,031	588	22	130	(3,351)	2,420
Net income before management fees and overhead allocations	$8,545	$941	$10	$182	$(5,495)	$4,183
Management fees and overhead allocations, net of tax	3,886	40	89	99	(4,114)	—
Net income	$4,659	$901	$(79)	$83	$(1,381)	$4,183

Three Months Ended September 30, 2007

		Investment	Investment		Corporate
	Commercial	Banking	Advisory		Support and
	Banking	Services	and Trust	Insurance	Other	Consolidated
Income Statement
Total interest income	$39,626	$34	$—	$1	$42	$39,703
Total interest expense	15,946	—	—	—	1,467	17,413
Net interest income	23,680	34	—	1	(1,425)	22,290
Provision for loan losses	1,430	—	—	—	—	1,430
Net interest income after provision	22,250	34	—	1	(1,425)	20,860
Noninterest income	1,662	2,059	1,214	2,089	—	7,024
Noninterest expense	6,685	1,441	1,070	2,246	6,831	18,273
Income before income taxes	17,227	652	144	(156)	(8,256)	9,611
Provision for income taxes	6,481	250	69	(46)	(3,150)	3,604
Net income before management fees and overhead allocations	$10,746	$402	$75	$(110)	$(5,106)	$6,007
Management fees and overhead allocations, net of tax	3,474	51	63	109	(3,697)	—
Net income	$7,272	$351	$12	$(219)	$(1,409)	$6,007

CoBiz Financial Inc.

September 30, 2008

(unaudited)

	Three months ended September 30,				Nine months ended September 30,
			Increase/(decrease)				Increase/(decrease)
(in thousands)	2008	2007	Amount	%	2008	2007	Amount	%
NONINTEREST INCOME
Deposit service charges	$1,045	$806	$239	29.7%	$2,956	$2,234	$722	32.3%
Other loan fees	218	194	24	12.4%	752	529	223	42.2%
Investment advisory and trust income	1,517	1,214	303	25.0%	4,929	3,558	1,371	38.5%
Insurance income	3,743	2,089	1,654	79.2%	11,519	7,159	4,360	60.9%
Investment banking income	1,062	2,059	(997)	(48.4)%	4,551	4,441	110	2.5%
Other income	1,800	662	1,138	171.9%	3,671	2,060	1,611	78.2%
Total noninterest income	$9,385	$7,024	$2,361	33.6%	$28,378	$19,981	$8,397	42.0%

	Three months ended September 30,				Nine months ended September 30,
			Increase/(decrease)				Increase/(decrease)
(in thousands)	2008	2007	Amount	%	2008	2007	Amount	%
NONINTEREST EXPENSES
Salaries and employee benefits	$13,383	$11,689	$1,694	14.5%	$43,548	$35,443	$8,105	22.9%
Stock based compensation expense	393	404	(11)	(2.7)%	1,279	1,111	168	15.1%
Occupancy expenses, premises and equipment	3,274	2,843	431	15.2%	9,658	8,517	1,141	13.4%
Amortization of intangibles	166	118	48	40.7%	555	355	200	56.3%
Other operating expenses	3,390	3,053	337	11.0%	9,887	8,815	1,072	12.2%
Loss on other assets and securities	1,097	166	931	560.8%	1,158	422	736	174.4%
Total noninterest expenses	$21,703	$18,273	$3,430	18.8%	$66,085	$54,663	$11,422	20.9%

	September 30, 2008		December 31, 2007		September 30, 2007
		% of		% of		% of
(in thousands)	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio
LOANS
Commercial	$621,128	31.4%	$576,959	31.6%	$537,447	31.1%
Real Estate - mortgage	982,084	49.8%	874,226	47.9%	834,416	48.2%
Real Estate - construction	305,819	15.5%	309,568	17.0%	299,069	17.3%
Consumer	80,336	4.1%	71,422	3.9%	62,414	3.6%
Other	12,318	0.6%	14,151	0.8%	14,987	0.9%
Gross loans	2,001,685	101.4%	1,846,326	101.1%	1,748,333	101.1%
Less allowance for loan losses	(27,703)	(1.4)%	(20,043)	(1.1)%	(18,583)	(1.1)%
Net loans	$1,973,982	100.0%	$1,826,283	100.0%	$1,729,750	100.0%

	September 30, 2008		December 31, 2007		September 30, 2007
		% of		% of		% of
(in thousands)	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio
DEPOSITS AND CUSTOMER REPURCHASE AGREEMENTS
NOW and money market	$528,272	28.1%	$631,391	33.0%	$584,890	31.3%
Savings	10,617	0.6%	11,546	0.6%	11,028	0.6%
Eurodollar	101,723	5.4%	77,444	4.1%	68,544	3.7%
Certificates of deposits under $100,000	97,017	5.2%	112,125	5.9%	112,930	6.1%
Certificates of deposits $100,000 and over	312,053	16.6%	308,867	16.2%	281,004	15.1%
Reciprocal CDARS	125,951	6.7%	14,159	0.7%	16,091	0.9%
Brokered deposits	122,093	6.5%	148,081	7.7%	125,792	6.7%
Total interest-bearing deposits	1,297,726	69.1%	1,303,613	68.2%	1,200,279	64.3%
Noninterest-bearing demand deposits	439,536	23.4%	439,076	23.0%	458,752	24.6%
Customer repurchase agreements	140,264	7.5%	168,336	8.8%	206,973	11.1%
Total deposits and customer repurchase agreements	$1,877,526	100.0%	$1,911,025	100.0%	$1,866,004	100.0%

CoBiz Financial Inc.

September 30, 2008

(unaudited)

	For the three months ended September 30,
		2008			2007
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$7,435	$55	2.89%	$9,681	$122	4.93%
Investment securities	425,965	5,571	5.23%	413,797	5,362	5.18%
Loans	1,946,465	30,632	6.16%	1,685,184	34,359	7.98%
Allowance for loan losses	(26,940)			(18,914)
Total interest-earning assets	$2,352,925	$36,258	5.98%	$2,089,748	$39,843	7.41%
Noninterest-earning assets
Cash and due from banks	43,038			45,173
Other	152,848			108,961
Total assets	$2,548,811			$2,243,882

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$610,777	$2,771	1.80%	$604,560	$5,128	3.37%
Savings	10,358	29	1.11%	11,076	50	1.79%
Eurodollar	120,725	572	1.85%	32,687	345	4.13%
Certificates of deposit
Brokered under $100,000	102,624	780	3.02%	117,014	1,580	5.36%
Under $100,000	139,170	1,048	3.00%	125,538	1,564	4.94%
$100,000 and over	321,325	2,646	3.28%	274,535	3,450	4.99%
Total interest-bearing deposits	$1,304,979	$7,846	2.39%	$1,165,410	$12,117	4.12%
Other borrowings
Securities sold under agreements to repurchase	151,276	608	1.57%	232,880	2,211	3.72%
Other short-term borrowings	364,440	2,217	2.38%	121,951	1,657	5.32%
Long term-debt	79,837	1,143	5.60%	72,166	1,428	7.74%
Total interest-bearing liabilities	$1,900,532	$11,814	2.46%	$1,592,407	$17,413	4.32%
Noninterest-bearing demand accounts	433,135			439,811
Total deposits and interest-bearing liabilities	2,333,667			2,032,218
Other noninterest-bearing liabilities	20,020			17,799
Total liabilities	2,353,687			2,050,017
Shareholders’ equity	195,124			193,865
Total liabilities and shareholders’ equity	$2,548,811			$2,243,882
Net interest income		$24,444			$22,430
Net interest spread			3.52%			3.09%
Net interest margin			4.13%			4.26%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.80%			131.23%

	For the nine months ended September 30,
		2008			2007
		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$8,500	$221	3.42%	$9,078	$359	5.21%
Investment securities	411,181	16,044	5.20%	417,704	16,108	5.14%
Loans	1,900,620	93,340	6.45%	1,618,674	98,310	8.01%
Allowance for loan losses	(24,080)			(18,385)
Total interest-earning assets	$2,296,221	$109,605	6.22%	$2,027,071	$114,777	7.41%
Noninterest-earning assets
Cash and due from banks	42,450			44,841
Other	144,686			109,910
Total assets	$2,483,357			$2,181,822

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$654,270	$10,368	2.12%	$574,047	$13,893	3.24%
Savings	10,854	112	1.38%	11,165	143	1.71%
Eurodollar	107,295	1,737	2.13%	11,016	345	4.13%
Certificates of deposits
Brokered under $100,000	101,964	3,124	4.08%	100,847	4,014	5.32%
Under $100,000	122,429	3,440	3.75%	113,188	4,087	4.83%
$100,000 and over	326,481	9,217	3.77%	265,606	9,740	4.90%
Total interest-bearing deposits	$1,323,293	$27,998	2.82%	$1,075,869	$32,222	4.00%
Other borrowings
Securities sold under agreements to repurchase	152,096	2,230	1.93%	240,169	6,791	3.73%
Other short-term borrowings	288,662	5,789	2.63%	150,650	6,090	5.33%
Long-term debt	74,742	3,359	5.90%	72,166	4,233	7.73%
Total interest-bearing liabilities	$1,838,793	$39,376	2.84%	$1,538,854	$49,336	4.27%
Noninterest-bearing demand accounts	431,382			435,592
Total deposits and interest-bearing liabilities	2,270,175			1,974,446
Other noninterest-bearing liabilities	18,292			17,930
Total liabilities and preferred securities	2,288,467			1,992,376
Shareholders’ equity	194,890			189,446
Total liabilities and shareholders’ equity	$2,483,357			$2,181,822
Net interest income		$70,229			$65,441
Net interest spread			3.37%			3.14%
Net interest margin			4.09%			4.32%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.88%			131.73%

CoBiz Financial Inc.

September 30, 2008

(unaudited)

Reconciliation of Non-GAAP Measure to GAAP

The following table includes Non-GAAP financial measurements related to tangible equity and tangible assets.  These items have been adjusted to exclude goodwill and intangible assets.

September 30, 2008

Shareholders’ equity as reported - GAAP	$194,523

Goodwill and intangible assets	(51,658)

Tangible equity - Non-GAAP	$142,865

Total assets as reported - GAAP	$2,606,107

Goodwill and intangible assets	(51,658)

Total tangible assets - Non-GAAP	$2,554,449

Shareholders’ equity to total assets as reported - GAAP	7.46%

Tangible equity to total tangible assets as reported - Non-GAAP	5.59%